Exhibit 4.14

ASSIGNMENT OF CLAIMS AGREEMENT

ASSIGNMENT OF CLAIMS AGREEMENT (“Agreement”) dated as of January 22, 2013 (the “Effective Date”) by and between DHT Maritime, Inc. (formerly known as Double Hull Tankers Inc.) (“Seller”) and DHT Holdings, Inc. (“Purchaser,” Seller and Purchaser, collectively, the “Parties,” and each, a “Party”).

RECITALS

A.           Each of Overseas Shipholding Group, Inc. (“OSG”), Alpha Suezmax Corporation (“Alpha”) and Dignity Chartering Corporation (“Dignity”, and collectively with OSG and Alpha, the “Debtors”) filed a voluntary petition for relief in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on November 14, 2012, together commencing cases (the “Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), administratively consolidated as case number 12-20000 (PJW).

B.           Seller holds claims (i) against Alpha for damages arising from the rejection under Section 365 of the Bankruptcy Code of the bareboat charter agreement in respect of the vessel once named MT Besiktas and now renamed Overseas Newcastle, dated as of July 6, 2007, by and between Seller and Alpha (the “Newcastle Bareboat Charter”), (ii) against Dignity for damages arising from the rejection under Section 365 of the Bankruptcy Code of the bareboat charter agreement in respect of the vessel once named Ottoman Dignity and now renamed Overseas London, dated as of August 28, 2007, by and between Seller and Dignity (the “London Bareboat Charter”), and (iii) against OSG on account of its guarantees of the obligations of Alpha and Dignity, respectively, under each of such bareboat charter agreements (collectively, the “Claims”).

C.           Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Transferred Rights (as defined herein below) on the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

1.           Acknowledgment of Claims Status.  Purchaser understands and acknowledges that, as of the date of this Agreement, proofs of the Claims have not been filed with the Bankruptcy Court, and the Claims have not been “allowed” as that term is used in the Bankruptcy Code.

2.           Assignment of the Claims.

(a)           In consideration of the mutual covenants and agreements in, the sufficiency of which is hereby acknowledged by the Parties, and upon the terms and subject to the conditions of, this Agreement:

(i)           subject to the satisfaction, or waiver by Seller, of the conditions in Section 4(b) hereof, Seller irrevocably sells, transfers, assigns, grants and conveys the Transferred Rights to Purchaser with effect on and after the Effective Date; and

(ii)          subject to the satisfaction, or waiver by Purchaser, of the conditions in Section 4(a) hereof, Purchaser irrevocably acquires the Transferred Rights with effect on and after the Effective Date.

(b)           As used herein, “Transferred Rights” means an undivided 100% interest in Seller’s right to and title and interest in:

(i)           the Claims;

(ii)          any cause of action or claim of any nature whatsoever (including any “claim” as defined in Section 101(5) of the Bankruptcy Code), whether against the Debtors or any other party, arising out of the Claims;

(iii)         any voting right arising out of the Claims; and

(iv)         all proceeds of any kind under or in respect of the foregoing, including, without limitation, all cash, securities or other property distributed or payable on account thereof, or exchanged in return therefor.

(c)           Notwithstanding any other term of this Agreement, the sale and assignment of the Transferred Rights hereunder shall be deemed an absolute and unconditional assignment of the Transferred Rights for the purpose of collection and satisfaction, and not an assignment or transfer to or assumption by Purchaser of any obligation of Seller under or in connection with the Transferred Rights, any and all of which obligations are and shall remain Seller’s obligations.

3.           Purchase Price and Payment.

(a)           The consideration to be paid by Purchaser to Seller under this Agreement (the “Purchase Price”) is set forth on Annex 1 hereto.

(b)           Upon execution and delivery of this Agreement by the Parties, Purchaser shall pay the Purchase Price to Seller by wire transfer of immediately available funds in accordance with Seller’s instructions.

4.           Conditions Precedent.

(a)           Seller’s obligation to sell, transfer, assign, grant, and convey the Transferred Rights to Purchaser shall be subject to the following conditions:

(i)           Purchaser’s representations and warranties set forth in this Agreement shall be true and correct as of the Effective Date;

(ii)          Purchaser shall have complied in all material respects with all covenants with which Purchaser is obligated under this Agreement to comply;

(iii)         Seller shall have received this Agreement duly executed and delivered by Purchaser; and

(iv)         Seller shall have received payment of the Purchase Price from Purchaser.

(b)           Purchaser’s obligations to pay the Purchase Price to Seller and to acquire the Transferred Rights shall be subject to the following conditions:

(i)           Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Effective Date; and

(ii)          Purchaser shall have received this Agreement duly executed and delivered by Seller.

5.           Mutual Representations of Seller and Purchaser.  Each of Seller and Purchaser hereby represents and warrants to the other Party, and to the other Party’s successors and assigns, as of the Effective Date, that:

(a)           it is duly organized and validly existing under the laws of its jurisdiction of organization, in good standing under such laws, and has full power and authority and has taken all action necessary to execute and deliver this Agreement and to perform its obligations under, and consummate the transactions contemplated by, this Agreement;

(b)           its making and performance of this Agreement does not and will not violate any law or regulation of the jurisdiction under which it exists, any other law applicable to it or any other agreement to which it is a party or by which it is bound;

(c)           it has duly and validly authorized, executed and delivered this Agreement, and this Agreement is legal, valid, binding and enforceable against it in accordance with its terms, subject to applicable laws governing bankruptcy, insolvency and creditors rights;

(d)           no consent, approval, filing or corporate, partnership or other action is required to be obtained or made by it as a condition to or in connection with execution, delivery and performance of this Agreement and the transactions contemplated herein;

(e)           it is an “accredited investor” as such term is defined in Regulation D under the U.S. Securities Act of 1933, as amended;

(f)           it acknowledges that (i) the other Party currently may have, and later may come into possession of, information relating to the Transferred Rights, the Debtors, or the Debtors’ affiliates or the status of the Cases that is not known to it and that may be material to a decision to buy or sell (as appropriate) the Transferred Rights (the “Excluded Information”), (ii) it has not requested that the Excluded Information be provided by the other Party and has agreed to proceed with the purchase or sale (as appropriate) of the Transferred Rights hereunder without receiving the Excluded Information, (iii) it is not relying on the other Party’s disclosure of information (other than information contained in any of the other Party’s representations and warranties), including Excluded Information, in making its decision to sell or purchase, as the case may be, and (iv) the other Party shall have no liability to it, and each Party waives and releases any claims that it might have against the other Party or the other Party’s officers, directors, employees, partners, members, shareholders, agents and controlling persons and their respective successors and assigns whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided, however, that any Excluded Information of either Party shall not and does not affect the truth or accuracy of such Party’s representations or warranties in this Agreement; and

(g)           it has adequate information concerning the business and financial condition of the Debtors, the Transferred Rights and the status of the Cases to make an informed decision regarding the purchase or sale (as appropriate) of the Transferred Rights, and it has independently and without reliance on the other Party, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement.

6.           Additional Representations and Warranties of Seller.  Seller hereby represents and warrants to Purchaser, and to Purchaser’s successors and assigns, as of the Effective Date, that:

(a)           Seller is the sole legal and beneficial owner of and has good and marketable title to the Transferred Rights, free and clear of any and all liens, claims, security interests, participations, or encumbrances of any kind or nature whatsoever and will transfer to Purchaser such good and marketable title, free and clear of liens and encumbrances of any kind;

(b)           no payment or other distribution has been received by or on behalf of Seller in full or partial satisfaction of the Transferred Rights;

(c)           Seller has not previously sold, conveyed, transferred, assigned, participated, pledged or otherwise encumbered the Transferred Rights, in whole or in part, to any party (or agreed to do any of the foregoing);

(d)           Seller has not engaged in any acts, conduct or omissions, or had any relationship with the Debtors or its affiliates, that would reasonably result in Purchaser receiving in respect of the Transferred Rights proportionately less in payments or distributions or less favorable treatment than other similarly situated creditors of the Debtors;

(e)           Seller has not received any written notice, other than those publicly available in the Cases (if any) or otherwise, that the Transferred Rights are void or voidable or subject to any disallowance, reduction, impairment or objection of any kind;

(f)           Seller is not an “affiliate” or “insider” within the meaning of Sections 101(2) and 101(31), respectively, of the Bankruptcy Code and is not, and has not been, a member of any official or unofficial creditors’ committee appointed in the Cases;

(g)           Seller is not, and never has been, “insolvent” within the meaning of Section 1-201(23) of the Uniform Commercial Code or within the meaning of Section 101(32) of the Bankruptcy Code;

(h)           Seller has no obligation or liability to the Debtors, and has not effected and will not effect any netting, setoff or recoupment against the Debtors in respect of the Transferred Rights; and

(i)           either (i) no interest in the Transferred Rights is being sold by or on behalf of one or more Benefit Plans (as defined below) or (ii) the transaction exemption set forth in one or more U.S. Department of Labor Prohibited Transaction Exemptions (“PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds), and PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers) is applicable with respect to the sale of the Transferred Rights.  “Benefit Plan” means an “employee benefit plan” as defined in the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated under it (“ERISA”) and subject to Title I thereof, a “plan” as defined in Section 4975 of the United States Internal Revenue Code or any Entity whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the United States Internal Revenue Code) the assets of any such “employee benefit plan” or “plan.”

7.           Additional Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller, and to Seller’s successors and assigns, as of the Effective Date, that:

(a)           Purchaser is entitled to receive any payments and distributions to be made to it hereunder without the withholding of any tax and will furnish to Seller such forms, certifications, statements and other documents as Seller may request from time to time to evidence Purchaser’s exemption from the withholding of any tax imposed by any jurisdiction or to enable Seller to comply with any applicable laws or regulations relating thereto;

(b)           Seller has furnished Purchaser with such information as Purchaser has requested in connection with its investigation, and Purchaser is assuming all risk with respect to the sufficiency of such information;

(c)           it is aware that the Purchase Price may differ both in kind and amount from any distributions ultimately made in connection with any plan of reorganization confirmed by the Bankruptcy Court in the Cases; and

(d)           either (i) no interest in the Transferred Rights is being acquired by or on behalf of an Entity that is, or at any time while the Transferred Rights are held thereby will be, one or more Benefit Plans or (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds), and PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers) is applicable with respect to the purchase and holding of the Transferred Rights and the exercise of Purchaser’s rights thereunder.

8.           Indemnification and Standard of Liability.

(a)           Seller agrees to indemnify, defend and hold Purchaser and Purchaser’s respective officers, directors, employees, partners, members, shareholders, agents and controlling persons and their respective successors and assigns (collectively, the “Purchaser Indemnitees”) harmless from and against any and all expenses, losses, claims, damages, suits, proceedings, objections and liabilities (collectively, “Losses”), which are actually incurred by one or more of the Purchaser Indemnitees, including, but not limited to, attorneys’ fees and expenses, incurred as a result of or in connection with the breach of any of Seller’s representations, warranties, agreements or covenants set forth in this Agreement.

(b)           Purchaser agrees to indemnify, defend and hold Seller and Seller’s officers, directors, employees, partners, members, shareholders, agents and controlling persons and their respective successors and assigns (collectively, the “Seller Indemnitees”) harmless from and against any and all Losses which are actually incurred by one or more of the Seller Indemnitees, including, but not limited to, attorneys’ fees and expenses, incurred as a result of or in connection with the breach of any of the representations, warranties, agreements or covenants of Purchaser set forth in this Agreement.

9.           Authority and Further Actions.

(a)           Except with respect to any Prosecution Rights (defined below) retained and reserved by Seller in accordance with Section 9(b) hereof, Seller hereby irrevocably appoints Purchaser as its true and lawful attorney-in-fact solely with respect to the Transferred Rights, and authorizes Purchaser to act in Seller’s name, place and stead, to demand, sue for, compromise and recover all such amounts which are, or may hereafter become, due and payable for or on account of the Transferred Rights herein assigned.  Seller hereby grants Purchaser all authority that Seller has the power to grant to do all things necessary to enforce the Transferred Rights and Seller’s rights thereunder.  Seller agrees that, the powers granted in this Section 9(a) are discretionary in nature and exercisable at the sole option of Purchaser.  Purchaser shall have no obligation to prove, defend, or take any affirmative action with respect to proving the validity or amount of the Transferred Rights.  Seller agrees to take such further action with respect to the Transferred Rights in the Cases as Purchaser may reasonably request from time to time.  Purchaser shall reimburse all costs incurred by Seller in connection with such actions and shall indemnify Seller against any Losses incurred as a result of such actions to the extent attributable to the Transferred Rights.  Notwithstanding the foregoing, Seller shall not be obligated to take any action which Seller determines in good faith is not permitted under applicable law, rule, regulation, or order.

(b)           Seller shall retain and reserve all right and authority to prosecute the Claims in the Cases, including to file and amend proofs of claim in respect of the Claims, subject to the further requirements of this paragraph, and otherwise to seek the Claims’ allowance against the Debtors by a court of competent jurisdiction (the “Prosecution Rights”) and shall diligently act as necessary, in its reasonably exercised discretion and in good faith, to prove, defend, or otherwise to act to establish the validity and amount of the Claims, in each case at Seller’s own expense, and Purchaser hereby appoints Seller as its agent and its true and lawful attorney-in-fact solely to the extent necessary or desirable in that regard.  However, Purchaser may at any time and in its sole and absolute discretion, upon notice to Seller, extinguish Seller’s Prosecution Rights, including any agency relationship or powers of attorney pursuant thereto, and thereafter the Prosecution Rights shall be vested entirely and exclusively in Purchaser.  In the event an objection to any proof of claim in respect of the Claims is received, Seller shall immediately notify Purchaser in writing and, for as long as Seller retains the Prosecution Rights, shall take such further action, at Seller’s own expense, as may be necessary or desirable to uphold and defend the Claims and seek the Claims’ allowance in the Cases.  Seller shall not modify, amend, compromise or settle the Transferred Rights without the prior written consent of Purchaser.  In performing any of its obligation under this section and in otherwise complying with its obligations under this Agreement, Seller hereby covenants and agrees to act reasonably at all times and to endeavor to maximize the amount of the Claims and to minimize the amount of time in which all components of the Transferred Rights are quantified and paid.  Upon the Claims becoming Allowed Claims, Seller shall have no further obligations under this Section 9(b).

(c)           Except as set forth in Section 9(b) hereof, Seller consents to the substitution of Seller by Purchaser for all purposes in the Cases, including, without limitation, for voting and distribution purposes with respect to the Transferred Rights.  Seller agrees to forward promptly to Purchaser all notices received from the Debtors, the Bankruptcy Court or any third party with respect to the Transferred Rights assigned herein.  In the event an objection to any proof of claim filed in respect of the Claims is received by Seller, Seller shall promptly notify Purchaser in writing.

(d)           Seller agrees that any distributions or payments that Seller receives on account of the Transferred Rights on or after the Effective Date, whether in the form of cash, securities, instruments or any other property, shall constitute property of Purchaser to which Purchaser has an absolute right.  Seller shall hold such property in trust and will, at Purchaser’s expense, deliver to Purchaser any such property in the same form received, together with any endorsements or documents necessary to transfer such property to Purchaser within three business days of receipt in the case of cash and five business days in the case of any other form of property.  Should all or any portion of the distributions on account of the Transferred Rights not be assignable by Seller to Purchaser, then Seller grants to Purchaser a participation interest in the Transferred Rights or such distributions, in accordance with applicable law.

10.           Miscellaneous.

(a)           Further Assurances.  Seller agrees to execute and deliver, or cause to be executed and delivered, all such instruments and documents (including, without limitation, any supporting documents evidencing the Transferred Rights), and to take all such action as Purchaser may reasonably request, promptly upon the request of Purchaser and at Purchaser’s expense, to effectuate the intent and purpose of, and to carry out the terms of, this Agreement and to cause Purchaser, its successors and assignees, to become the legal and beneficial owner and holder of the Transferred Rights.

(b)           Further Transfers.  Seller hereby acknowledges that Purchaser may at any time reassign any or all of the Transferred Rights, together with all right, title and interest of Purchaser in and to this Agreement.

(c)           Survival.  All representations, warranties, covenants and agreements contained herein shall survive the Effective Date and the execution, delivery and performance of this Agreement and any sale, assignment, participation or transfer by Purchaser of any or all of the Transferred Rights, and shall inure to the benefit of Seller, Purchaser and their respective successors and assigns (as applicable).  The obligations of Seller and Purchaser contained herein shall continue and remain in full force and effect until fully paid, performed and satisfied.

(d)           Interest.  If either Party fails to make a payment or distribution to the other Party within the time period specified in this Agreement, the Party failing to make full payment of any amount when due shall, upon demand by the other Party, pay such amount due together with interest on it for each day from (and including) the date when due to (but excluding) the date when actually paid at a rate per annum equal to LIBOR plus 0.5%.  As used in this Agreement, “LIBOR” means the offered rates by Reference Banks (as defined below) for deposits in U.S. Dollars for a period of one month which appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the day on which it is first to be determined and reset thereafter on the first day of each month on which commercial banks are customarily open for dealings in deposits in U.S. Dollars in the London interbank market.  The rate shall be the arithmetic mean of quotations provided by Citibank, JPMorgan Chase Bank, Bank of America and Deutsche Bank (the “Reference Banks”); provided, however, that if some but not all of the four quotations are available but at least two quotations appear on the Reuters Screen LIBO Page, the rate shall be the arithmetic mean of such quotations.  If fewer than two quotations appear, the rate shall be determined by Seller in good faith.

(e)           No Set-Off.  Each payment to be made by either Party hereunder shall be made without set-off, counterclaim or deduction of any kind.

(f)           Governing Law; Jurisdiction; Service of Process.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to any conflict of laws provision thereof that would require the application of the law of another jurisdiction.  For purposes of any dispute arising out of or relating to this Agreement, each Party submits to the jurisdiction of the federal and state courts located in the County of New York, State of New York and agrees that any litigation relating thereto shall be brought only in such courts.  Each Party consents to service of process by certified mail at its address listed in Schedule 1 hereto.

(g)           Counterpart Execution.  This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all of which, together, constitute one and the same instrument.  Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

(h)           WAIVER OF JURY TRIAL.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(i)           Notices.  All demands, requests, notices, consents, and communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to the recipient by hand or by an internationally recognized courier service or if sent electronically, such as in portable document format, when receipt has been confirmed electronically or otherwise.  All notices shall be delivered to the applicable address set forth on Schedule 1 hereto, or such other address as may be furnished hereafter by notice in writing.  All payments by Seller to Purchaser and Purchaser to Seller under this Agreement shall be made in the lawful currency of the United States by wire transfer of immediately available funds to Seller or Purchaser, as applicable, in accordance with the applicable Party’s instructions.

(j)           Integration.  This Agreement, together with any annexes and schedules hereto, constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings or representations pertaining to the subject matter hereof, whether oral or written.  There are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically and expressly set forth herein.

(k)           Captions and Headings.  The captions and headings in this Agreement are for convenience only and are not intended to be full or accurate descriptions of the contents thereof.  Such captions and headings shall not be deemed to be part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provision hereof.

(1)           Severability.  If any provision of this Agreement or any other agreement or document delivered in connection with this Agreement, if any, is partially or completely invalid or unenforceable in any jurisdiction, then that provision shall be ineffective in that jurisdiction to the extent of its invalidity or unenforceability, but the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall, to the extent otherwise consistent with the intent of the Parties, be construed and enforced as if that invalid or unenforceable provision were omitted, nor shall the invalidity or unenforceability of that provision in one jurisdiction affect its validity or enforceability in any other jurisdiction.

(m)           Confidentiality.  Each Party agrees that except (i) as may be compelled by legal process, by an order, judgment or decree of a court of other governmental authority of competent jurisdiction, (ii) as requested by bank regulators or as otherwise required under applicable law or (iii) disclosures to its own or any affiliate’s employees, officers, directors, professionals or representatives, it shall not disclose to any person the terms and conditions of this Agreement or any document executed or delivered in connection herewith, except that Purchaser may disclose this Agreement to any prospective purchaser or transferee of all or any portion of the Transferred Rights, provided that such prospective purchaser or transferee shall be advised of and agree to be bound by either the provisions of this Section 10(m) or other provisions at least as restrictive as this Section 10(m).

(n)           Amendments.  No amendment of any provision of this Agreement shall be effective unless it is made in writing and signed by the Parties, and no waiver of any provision of this Agreement, nor consent to any departure by either Party from it, shall be effective unless it is made in writing and signed by the affected Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(o)           Waivers.  No failure on the part of either Party to exercise, and no delay in exercising, any right hereunder or under any related document shall operate as a waiver thereof by such Party, nor shall any single or partial exercise of any right hereunder or under any other related document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of each Party provided herein and in other related documents (i) are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law and (ii) are not conditional or contingent on any attempt by such Party to exercise any of its rights under any other related documents against the other Party or any other entity.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first stated above.

DHT Maritime, Inc.

By:	/s/ Eirik Ubøe
Name: Eirik Ubøe
Title: Treasurer

DHT Holdings, Inc.

By:	/s/ Eirik Ubøe
Name: Eirik Ubøe
Title: CFO

[Signature Page to Assignment of Claims Agreement]

ANNEX 1

Purchase Price

The Purchase Price shall be $10,000,000.00.

SCHEDULE 1

Notice Addresses

Seller:
c/o DHT Management AS
Haakon VIIs GT.1, 6th floor
POB 2039 Vika, 0125 Oslo
Norway
Attention:  Eirik Ubøe (eu@dhtankers.com)

Purchaser:
c/o DHT Management AS
Haakon VIIs GT.1, 6th floor
POB 2039 Vika, 0125 Oslo
Norway
Attention:  Eirik Ubøe (eu@dhtankers.com)